Exhibit 10.3
CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE
This Confidential Settlement Agreement and Release (the “Agreement”) is entered into between Adverum NC, LLC (“Adverum”), Jaguar Gene Therapy, LLC (“Jaguar”), and Advanced Medicine Partners, LLC (“AMP”) effective this the 3rd of October, 2025 (the “Effective Date”). Adverum, Jaguar, and AMP are collectively referred to as the “Parties” or individually a “Party.”
RECITALS
WHEREAS, Adverum leased certain premises located at 14 TW Alexander Drive, Durham, North Carolina (the “Premises”) from ARE-NC Region No. 21, LLC (“ARE”) pursuant to a certain Lease Agreement dated January 8, 2021, as amended by that certain First Amendment to Lease Agreement dated April 15, 2021, and that certain Acknowledgment of Commencement Date dated April 23, 2021, and that certain Consent to Sublease and Second Amendment to Lease dated October 26, 2021, and that certain Third Amendment to Lease Agreement and First Amendment to Consent to Sublease (all together, as amended, the “Lease”);
WHEREAS, Jaguar leased the Premises from Adverum pursuant to that certain Sublease dated October 26, 2021 (the “Sublease”) and that certain Side Letter to Sublease dated October 26, 2021;
WHEREAS, according to the Notice and Waiver of the Assignment dated October 25, 2023, Jaguar assigned its rights and obligations under the Sublease to AMP pursuant to that certain Assignment and Assumption Agreement dated April 21, 2023 (the “Assignment”);
WHEREAS, AMP maintains the Security Deposit of $2,781,120 in Deposit Account Number 4795194380 at Wells Fargo Bank, National Association (the “Security Deposit”);
WHEREAS, on or about September 18, 2023, AMP contracted with DPR Construction, a General Partnership (“DPR”) to provide labor, services, and materials in connection with the design and construction of certain improvements at the Premises (the “Project”);
WHEREAS, a dispute arose between AMP and DPR related to the Project and AMP’s failure to make payment alleged to be due and owing to DPR;
WHEREAS, on February 3, 2025, DPR filed a Claim of Lien on the Premises in the amount of $4,827,129.61, District Court of Durham County, Case No. 25 M 000077-310 (the “DPR Lien”);
WHEREAS, on March 5, 2025, pursuant to a Notice of Deposit – Discharge of Claim of Lien, Adverum deposited $4,827,129.61 with the Durham County Clerk of Court to discharge the DPR Lien and all other claims of lien filed by lower-tier subcontractors of DPR;
WHEREAS, on or about March 11, 2025, Adverum provided Jaguar and AMP with notice of Defaults under the Lease and the Sublease regarding rent due for the month of March

2025, failure to pay 2024 Operating Expenses, and failure to discharge or otherwise obtain the release of the DPR Lien;
WHEREAS, Jaguar and AMP surrendered the Premises to Adverum and Adverum terminated Jaguar’s and AMP’s right to possession of the Premises pursuant to that certain Agreement to Surrender Premises dated March 31, 2025;
WHEREAS, Adverum terminated the Sublease effective April 9, 2025, pursuant to that certain correspondence dated April 8, 2025;
WHEREAS, disputes have arisen between Adverum, on the one hand, and Jaguar and AMP, on the other hand, regarding Jaguar’s and AMP’s obligations under the Lease and the Sublease and the damages and costs to Adverum (the “Dispute”);
WHEREAS, on or about April 10, 2025, Adverum commenced a lawsuit entitled Adverum NC, LLC v. Jaguar Gene Therapy, LLC and Advanced Medicine Partners, LLC, Superior Court of Wake County, North Carolina, Case No. 25CV012138-910 (the “Action”);
WHEREAS, on or about July 1, 2025, DPR commenced litigation captioned DPR Construction, A General Partnership v. Advanced Medicine Partners, LLC, Adverum NC, LLC, and Jaguar Gene Therapy, LLC, Superior Court of Durham County, North Carolina, 25CV006741-310 (the “DPR Litigation”);
WHEREAS, the Parties desire to fully resolve and settle all claims, disputes, demands, causes of action, and/or differences between them which relate in any way to the Premises, the Lease, the Sublease, the Assignment, the Security Deposit, the Dispute, or the Action.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties hereby agree and stipulate as follows:
1.Termination of the Sublease. The Parties acknowledge that the Sublease was terminated effective April 9, 2025.
2.Settlement Payment. Subject to the terms and conditions of this Agreement, within two (2) business days of Jaguar’s and AMP’s receipt of the ARE Release described in Paragraph 7 below conditioned solely as set forth in Paragraph 7, Jaguar and AMP shall disburse the amount of $9,468,880 for the benefit of Adverum (the “Settlement Payment”); provided, however, that Jaguar and AMP may allocate the Settlement Payment as between them in their sole discretion. Jaguar and/or AMP shall effectuate this disbursement by wire transfers to Adverum as set forth on the attached Exhibit B. ARE or its counsel shall provide the ARE Release to counsel for Jaguar and AMP via electronic mail.
3.Commitment Letter. Jaguar has delivered to Adverum a commitment letter from one or more investors of Jaguar, in the form attached as Exhibit A, pursuant to which such investor(s) has committed to provide Jaguar with financing sufficient for Jaguar to make the Settlement Payment.

4.Security Deposit. ARE shall be entitled to instruct Wells Fargo Bank, National Association, and any other necessary parties, to withdraw the $2,781,120 comprising the Security Deposit (the “Security Deposit Amount”) and transfer such funds to ARE (the “Security Deposit Transfer”). Once the Security Deposit (or the Security Deposit Amount) has been successfully transferred to ARE, the Security Deposit Transfer shall be complete. Upon delivery by ARE of the ARE Release to counsel for Jaguar and AMP, Adverum, Jaguar, and AMP agree to take all further actions and execute all further documents as may be needed to carry out the Security Deposit Transfer. Adverum, Jaguar, and AMP each acknowledge and agree that the Security Deposit Transfer and the Settlement Payment, together with the other good and sufficient consideration set forth in this Agreement, are being provided in order to fully and finally resolve the Dispute.
5.Dismissal. No later than two (2) business days after the receipt by Adverum of the Settlement Payment as described in Paragraph 2 above, Adverum shall execute and file a Voluntary Dismissal with Prejudice of the Action as to all defendants with the Clerk of Superior Court, Wake County, North Carolina.
6.Adverum Release. Except for the enforcement of this Agreement, and conditional only upon Adverum’s receipt of the Settlement Payment described in Paragraph 2 above, Adverum, for good and sufficient consideration stated in this Agreement, fully waives, releases, acquits, and forever discharges Jaguar and AMP and each of their current and former affiliates, officers, members, principals, stakeholders, directors, owners, agents, and employees (in both their official and individual capacities), and all of their heirs, legatees, representatives, consultants, insurers, sureties, parents, subsidiaries, related entities, affiliates, attorneys, successors, and assigns thereof (collectively, the “Jaguar and AMP Released Parties”) from all claims, actions, causes of action, demands, rights, liens, damages, costs, sums of money, accounts, covenants, contracts, promises, attorneys’ fees, and all liabilities of any kind or nature whatsoever at law, in equity, or otherwise (collectively, “Claims”), which Adverum ever had, now has, or may have, whether now known or unknown or not now in existence, against the Jaguar and AMP Released Parties as a result of or related to the Premises, the Lease, the Sublease, the Assignment, the Security Deposit, the Dispute, the DPR Litigation, or the Action.
Notwithstanding the foregoing, this release by Adverum shall not apply to (i) Claims for injury or death to persons occurring within or about the Premises or the Project (as defined in the Lease) arising directly or indirectly out of the access to or use or occupancy of the Premises or the Project (as defined in the Lease) by Jaguar, AMP, and/or the Jaguar and AMP Released Parties and (ii) Claims related to environmental contamination of the Premises that was caused by, contributed to, or exacerbated by Jaguar, AMP, and/or the Jaguar and AMP Released Parties.
7.ARE Release. Adverum shall obtain from ARE for good and sufficient consideration a release of the Jaguar and AMP Released Parties of all claims, actions, causes of action, demands, rights, liens, damages, costs, sums of money, accounts, covenants, contracts, promises, attorneys’ fees, and all liabilities of any kind or nature whatsoever at law, in equity, or otherwise, which ARE ever had, now has, or may have, whether now known or unknown or not now in existence, against the Jaguar and AMP Released Parties as a result of or related to the Premises, the Lease, the Sublease, or the Assignment in the form attached hereto as Exhibit C (the “ARE Release”). ARE or its counsel shall deliver the ARE Release to counsel for Jaguar and AMP without condition; provided that Jaguar and AMP agree and acknowledge that the effectiveness of the ARE Release shall be conditional upon Adverum’s receipt of the Settlement Payment. Adverum represents and warrants that the ARE Release is duly executed by ARE and, to Adverum’s knowledge, ARE has full power and authority to execute and deliver the ARE Release.

8.Jaguar and AMP Release. Except for the enforcement of this Agreement, and conditional upon Jaguar and AMP’s receipt of the legally effective ARE Release described in Paragraph 7 above, Jaguar and AMP, for good and sufficient consideration, each fully waive, release, acquit, and forever discharge Adverum and each of its current and former affiliates, officers, members, stakeholders, principals, directors, owners, agents, and employees (in both their official and individual capacities), and all of their heirs, legatees, representatives, consultants, insurers, sureties, parents, subsidiaries, related entities, affiliates, attorneys, successors, and assigns thereof (collectively, the “Adverum Released Parties”) from all claims, actions, causes of action, demands, rights, liens, damages, costs, sums of money, accounts, covenants, contracts, promises, attorneys’ fees, and all liabilities of any kind or nature whatsoever at law, in equity, or otherwise, which Jaguar and AMP, individually or jointly, ever had, now have, or may have, whether now known or unknown or not now in existence, against the Adverum Released Parties as a result of or related to the Premises, the Lease, the Sublease, the Assignment, the Security Deposit, the Dispute, the DPR Litigation, or the Action.
9.Scope of Releases. IT IS THE INTENTION OF THE PARTIES THAT THE SCOPE OF THE RELEASES PROVIDED FOR IN THIS AGREEMENT SHALL BE AS BROAD AND COMPLETE AS PERMISSIBLE BY THEIR TERMS AND UNDER APPLICABLE LAW AND THE PARTIES SHALL HAVE THE BENEFIT OF THE DOCTRINES OF RES JUDICATA AND COLLATERAL ESTOPPEL AND ALL OTHER PRECLUSIVE DOCTRINES TO THE FULLEST EXTENT ALLOWED BY LAW.
10.Indemnity. In further consideration of the Settlement Payment, Adverum agrees to indemnify and defend the Jaguar and AMP Released Parties and hold the Jaguar and AMP Released Parties harmless from and against any and all claims brought against them, individually or jointly, by, through, or on behalf of ARE arising out of the matters released by ARE pursuant to the ARE Release described in Paragraph 7 above.
11.Attorneys’ Fees. Each Party hereto shall be responsible for its own attorneys’ fees and costs associated with the Action and the Agreement.
12.Confidentiality. The Parties understand and agree that the terms of this Agreement shall be kept confidential and that they will not reveal or cause to be revealed any of these terms to any third party and that they will advise and direct their officers, directors, employees, and representatives that they shall also keep the terms of this Agreement confidential, not revealing its terms to any third parties, other than to attorneys, sureties, and/or bonding agents, accountants and tax professionals, or as may otherwise be required by law. Upon inquiry by third parties about the status of the dispute between the Parties, the Parties may indicate only that the dispute has been resolved.
Notwithstanding the foregoing, nothing in the Agreement shall be construed to prohibit any Party from disclosing the terms of the Agreement to a governmental entity or pursuant to a disclosure obligation required by a governmental entity, including but not limited to the Securities and Exchange Commission, that relates to the Parties and their operations as they relate to the Premises, the Lease, the Sublease, the Assignment, the Security Deposit, the Dispute, or the Action.

13.Adverum’s Damages. Adverum represents and warrants that the total damages, payments, and costs Adverum has incurred and will incur as a result of the Dispute, including but not limited to, the Parties’ obligations under the Lease and the Sublease, the DPR Lien, the DPR Litigation, the amendment and termination of the Lease, and Adverum’s engagement of Cushman & Wakefield U.S., Inc., to which Adverum alleges it would be entitled to recover in the Action, exceed the aggregate amount of the Settlement Payment and the Security Deposit Amount.
14.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the Parties hereto. The Parties acknowledge that they have read this Agreement; they have had the assistance of attorneys in good standing or have voluntarily declined to seek additional counsel; they understand the terms and consequences of this Agreement; they are fully aware of the legal and binding effect of this Agreement; and they are competent and duly authorized to execute this Agreement on behalf of the Party he or she purports to represent, and do execute the same of their own free will and accord.
15.No Oral Modifications. The Agreement may not be altered, amended, modified, or rescinded in any way except by written instrument duly executed by each of the Parties hereto.
16.Non-Waiver. Neither the waiver by any Party of a breach or default of any provision of the Agreement, nor the failure of any Party, on one or more occasions, to enforce any provision of the Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of a subsequent breach or default of a similar nature, or as a waiver of any privilege, right, or provision hereunder.
17.Further Assurances. The Parties agree to take all further actions and execute all further documents as may be needed to carry out the transactions contemplated by the Agreement.
18.Severability. If any provision or clause of the Agreement shall be or become invalid or unenforceable under applicable law, such provision or clause shall be deemed ineffective, as though not contained herein, and the remainder of the Agreement shall remain operative and in full force and effect.
19.No Admission of Liability. It is understood and agreed that the exchange of consideration described herein and the underlying settlement are the compromise of disputed claims and are not to be construed as an admission of any liability, fault, or responsibility on the part of the Parties, by whom liability and fault is, and has always been, expressly denied.
20.Choice of Law and Construction/Ambiguity. The Agreement shall be interpreted in accord with the laws of the State of North Carolina. The Parties acknowledge that each party has reviewed and participated in the drafting of the Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in its interpretation.

21.Final Agreement. The Agreement contains the entire agreement and understanding among the Parties hereto with respect to the Premises, the Lease, the Sublease, the Assignment, the Security Deposit, the Dispute, and the Action, and the terms thereof are all contractual and not a mere recital. All previous discussions, negotiations, representations, warranties, agreements, and understandings between the Parties with respect to the Premises, the Lease, the Sublease, the Assignment, the Security Deposit, the Dispute, and the Action have been superseded by the Agreement. No Party to the Agreement has relied upon any oral or written representations, express or implied warranties, or agreements that are not expressly contained in the body of the Agreement.
22.Headings. The bolded headings contained in the Agreement are included only for convenience and reference and said headings shall not be used in construing the Agreement and shall have no binding effect upon the parties.
23.Definitions. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Lease.
24.Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or portable document format (PDF) signature on the Agreement shall be the equivalent to, and have the same force and effect as, an original signature for all purposes.
[Signature Page Follows]
* * *

IN WITNESS WHEREOF, the Parties have caused the Agreement to be executed by their duly authorized officers or agents, as the case may be, all as of the day and year written above.
Adverum NC, LLC
By: /s/ Linda Rubinstein
Name: Linda Rubinstein
Title: Chief Financial Officer

Jaguar Gene Therapy, LLC
By: /s/ Joe Nolan
Name: Joe Nolan
Title: Chief Executive Officer

Advanced Medicine Partners, LLC
By: /s/ Michael Farrell
Name: Michael Farrell
Title: Treasurer

Exhibit A
Commitment Letter

Exhibit B
Wiring Instructions for Adverum for the Settlement Payment

Exhibit C
Form of ARE RELEASE
1.    For good and valuable consideration the receipt of which is hereby acknowledged, except as set for in Section 2 below, ARE-NC Region No. 21, LLC (“ARE”) fully waives, releases, acquits, and forever discharges (collectively, the “Release”) Jaguar Gene Therapy, LLC (“Jaguar”) and Advanced Medicine Partners, LLC (“AMP”) and each of their current and former affiliates, officers, members, principals, stakeholders, directors, owners, agents, employees or anyone acting on their behalf, in both their official and individual capacities, and all of their heirs, legatees, representatives, consultants, insurers, sureties, parents, subsidiaries, related entities, affiliates, attorneys, successors, and assigns thereof (collectively, the “Jaguar and AMP Released Parties”) from all claims, actions, causes of action, demands, rights, liens, damages, costs, sums of money, accounts, covenants, contracts, promises, attorneys’ fees, and all liabilities of any kind or nature whatsoever at law, in equity, or otherwise (collectively, “Claims”), which ARE ever had, now has, or may have, whether now known or unknown or not now in existence, against the Jaguar and AMP Released Parties as a result of or related to (1) that certain Lease Agreement entered into between Adverum NC, LLC (“Adverum”) and ARE for the premises located at 14 TW Alexander Drive, Durham, North Carolina (the “Premises”) dated January 8, 2021, as amended by that certain First Amendment to Lease Agreement dated April 15, 2021, and that certain Acknowledgment of Commencement Date dated April 23, 2021, that certain Consent to Sublease and Second Amendment to Lease dated October 26, 2021, that certain Third Amendment to Lease Agreement and First Amendment to Consent to Sublease dated as of April 3, 2023, and that certain letter agreement dated June 6, 2025 (all together, as amended, the “Lease”), (2) the Premises, (3) that certain Sublease dated October 26, 2021 (the “Sublease”) and that certain Side Letter to Sublease dated October 26, 2021 between Adverum and Jaguar, or (4) that certain Assignment and Assumption Agreement dated April 21, 2023 (the “Assignment”) between Jaguar and AMP.
2.    The Release shall only apply so long as Jaguar, AMP and/or the Jaguar and AMP Released Parties do not bring any Claims other than Claims to enforce the effectiveness of the Release against ARE or any of its current and former affiliates, officers, members, principals, stakeholders, directors, owners, agents, employees or anyone acting on their behalf, in both their official and individual capacities, and all of their heirs, legatees, representatives, consultants, insurers, sureties, parents, subsidiaries, related entities, affiliates, attorneys, successors, and assigns as a result of or related to (1) the Lease, (2) the Premises, (3) the Sublease and the Side Letter or (4) the Assignment. Notwithstanding anything to the contrary contained in Section 1 above, the Release shall not apply to (i) Claims for injury or death to persons occurring within or about the Premises or the Project (as defined in the Lease) arising directly or indirectly out of the access to, use or occupancy of the Premises or the Project (as defined in the Lease) by Jaguar, AMP and/or the Jaguar and AMP Released Parties, and (ii) to Claims related to environmental contamination of the Premises that was caused by, contributed to or exacerbated by Jaguar, AMP and/or the Jaguar and AMP Released Parties.

3.    ARE hereby represents and warrants that it is the current owner and landlord of the Premises and that ARE has not assigned any claims being released by the above Section 1.
ARE-NC REGION NO. 21, LLC,
a Delaware limited liability company
By:    Alexandria Real Estate Equities, L.P., a Delaware limited partnership, managing member
By:    ARE-QRS Corp.,
a Maryland corporation, general partner
By:
Name:
Its:

11